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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


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                                 Amendment No. 1

                                   FORM U5S/A


                                  ANNUAL REPORT
                  For the Fiscal Year Ended September 30, 1996


                              --------------------


                              Filed Pursuant to the
                   Public Utility Holding Company Act of 1935



                                       by



                            National Fuel Gas Company
                     10 Lafayette Square, Buffalo, NY 14203


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


EXHIBITS


   A.      *(1)   Annual Report on Form 10-K for fiscal year ended September 30,
                  1996 filed December 20, 1996 (File No. 1-3880).

            (2) National Fuel Gas Company 1996 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

           *(3) National Fuel Gas Company Proxy Statement, dated and filed December 30, 1996 (File No. 1-03880)

   B.    Articles of Incorporation, By-Laws and Partnership Agreements

            (1)   National Fuel Gas Company

                    *i Restated Certificate of Incorporation of National Fuel Gas Company, dated March 15, 1985 (Exhibit 10-00, Form 10-K for fiscal year ended September 30, 1991 in File No.
                          1-3880)

                   *ii Certificate of Amendment of Restated Certificate of Incorporation, dated March 17, 1992 (Exhibit EX-3(a), Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

                  *iii National Fuel Gas Company By-Laws as amended through June 9, 1994. (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

                   *iv Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated March 9, 1987 (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

                    *v Certificate of Amendment of Restated Certificate of Incorporation of National Fuel Gas Company, dated
                          February 22, 1988 (Exhibit 3.2, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

                   *vi Excerpts from Minutes from National Fuel Gas Company Board of Directors meeting of September 19, 1996, regarding compensation of non-employee directors and related amendments of By-Laws (Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

            (2)   National Fuel Gas Distribution Corporation

                    *i By-Laws, as amended (Exhibit 2(i), designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

                   *ii Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988 (Exhibit B-1 in File No. 70-7478)


*  Incorporated herein by reference as indicated.

            (3)   National Fuel Gas Supply Corporation

                    *i By-Laws, as amended (Exhibit (3) i, Form U5S for fiscal year ended September 30, 1989)

                   *ii    Articles  of   Incorporation  of  United  Natural  Gas
                          Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984)

                  *iii Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984)

                   *iv Joint Agreement and Plan of Merger, dated June 18, 1974. (Exhibit (3) iv, Form U5S for fiscal year ended September 30, 1987)

                    *v Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply Corporation dated April 1, 1994. (Exhibit (3)v, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

            (4)   Leidy Hub, Inc. (Formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478)

                   *ii Restated Articles of Incorporation of Enerop Corporation dated April 13, 1988 (Exhibit B-4 in File No. 70-7478)

                  *iii Action by Board of Directors to amend the By-Laws dated October 10, 1993 including a Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993 (Exhibit (4)iii, designated as Exhibit EX-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993)

                   *iv Partnership Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated September 1, 1994. (Exhibit
                          (4)iv, designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30,
                          1994)

                    *v    Ellisburg-Leidy Northeast Hub Company Admission
                          Agreement   dated  June  12,  1995.   (Exhibit   (4)v,
                          designated as Exhibit EX-99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                   *vi Letter Agreement between Leidy Hub, Inc. and Hub Services, Inc. dated June 12, 1995. (Exhibit (4)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                  *vii Consent and waiver by Leidy Hub, Inc. dated June 12, 1995. (Exhibit (4)vii, designated as Exhibit EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

*  Incorporated herein by reference as indicated.

                 viii Limited Liability Company Agreement of Enerchange, L.L.C. dated June 12, 1995 and related documents. Designated as Exhibit EX-99-1 for EDGAR purposes. [Portions of this document are subject to a request for confidential treatment under Rule 104(b)]

            (5)   Seneca Resources Corporation

                    *i By-Laws, as amended (Exhibit (5) i, Form U5S for fiscal year ended September 30, 1989)

                   *ii Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984)

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit
                          (5)iii,  Form U5S for fiscal year ended  September 30,
                          1984)

                   *iv    Articles of  Amendment,  dated March 30, 1955 (Exhibit
                          (5)iv,  Form U5S for fiscal year ended  September  30,
                          1984)

                    *v Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976 (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984)

                   *vi Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated April 29, 1994. (Exhibit (5)vi, designated as
                          Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994)

           *(6) Limited Partnership Agreement dated November 28, 1983, between Empire Exploration, Inc. (now Seneca Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30,
                  1984)

           *(7) Empire 1983 Drilling Program, Limited Partnership Agreement, dated November 28, 1983, between Empire Exploration, Inc., (now Seneca Resources Corporation) as general partner and those parties collectively called limited partners. (Exhibit
                  (9), Form U5S for fiscal year ended September 30, 1984)

           *(8) Empire 1983 Joint Venture Agreement dated December 6, 1983 between Empire Exploration, Inc. (now Seneca Resources Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984)

            (9)   Highland Land & Minerals, Inc.

                    *i    Certificate  of  Incorporation,  dated August 19, 1982
                          (Exhibit  (11)i,   Form  U5S  for  fiscal  year  ended
                          September 30, 1985)

                   *ii By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987)

*  Incorporated herein by reference as indicated.

           (10)   Utility Constructors, Inc.

                    *i Articles of Incorporation, dated December 23, 1986, and certificate of amendment dated December 31, 1986. (Exhibit (12)i, Form U5S for fiscal year ended September 30, 1987)

                   *ii By-Laws (Exhibit (12) ii, Form U5S for fiscal year ended September 30, 1987)

           (11)   Data-Track Account Services, Inc.

                    *i Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512)

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512)

           (12)   National Fuel Resources, Inc.

                    *i    Articles  of  Incorporation,  dated  January  9, 1991.
                          (Exhibit (14)i; designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

                   *ii By-Laws (Exhibit (14)ii; designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992)

           (13)   Horizon Energy Development, Inc.

                    *i Certificate of Incorporation. (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                   *ii By-Laws. (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

                  *iii Partnership agreement of Sceptre Power Company, dated September 15, 1995. (Exhibit (13)iii, designated as Exhibit EX-99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995) [Portions of the agreement are subject to confidential treatment under Rule 104(b).]

           (14) Beheeren-Beleggingmaatschappij Bruwabel B.V. Articles of Incorporation. Designated as exhibit EX-99-2 for EDGAR purposes.

           (15)   Power International, s.r.o.

                   **i Founding Notarial Deed, dated May 8, 1991. Designated as Exhibit EX-99-9 for EDGAR purposes.

                  **ii Notarial Deed, dated December 2, 1993. Designated as Exhibit EX-99-10 for EDGAR purposes.


 *   Incorporated herein by reference as indicated.
 ** Indicates item amended by this Form U5S/A. This exhibit is included as part of this filing of Form U5S/A.

                 **iii Notarial Deed, dated June 28, 1996. Designated as Exhibit EX-99-11 for EDGAR purposes.

                  **iv Notarial Deed, dated November 27, 1996. Designated as Exhibit EX-99-12 for EDGAR purposes.

           (16)   Power Development, s.r.o.

                   **i Founding Notarial Deed, dated May 4, 1994. Designated as Exhibit EX-99-13 for EDGAR purposes.

                  **ii Notarial Deed, dated June 28, 1996. Designated as Exhibit EX-99-14 for EDGAR purposes.

                 **iii Notarial Deed, dated November 27, 1996. Designated as Exhibit EX-99-15 for EDGAR purposes.

         **(17)   Teplarna Kromeriz a.s.  Statutes, dated June 1996.  Designated as Exhibit EX-99-16 for EDGAR purposes.

           (18)   KPP Investment, L.L.C.

                     i Limited Liability Company Agreement dated January 11, 1996. Designated as exhibit EX-99-3 for EDGAR purposes.

                    ii Certificate of Formation, dated January 15, 1997. Designated at Exhibit EX-99-4 for EDGAR purposes.

           (19)   Sceptre Kabirwala, L.L.C.

                     i    Limited Liability Company Agreement dated January 26,
                          1996.   Designated   as  exhibit   EX-99-5  for  EDGAR
                          purposes.

                    ii Certificate of Formation, dated January 10, 1997. Designated as Exhibit EX-99-6 for EDGAR purposes.

   C.    Indentures

         * Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b) in File No. 2-51796)

         * Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401)

         * Ninth Supplemental Indenture dated as of January 1, 1990, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit EX-4-4,
             Form 10-K for fiscal year ended September 30, 1992 in File No. 1-3880)

 *   Incorporated herein by reference as indicated.
 ** Indicates item amended by this Form U5S/A. This exhibit is included as part of this filing of Form U5S/A.

EXHIBITS (Concluded)


         * Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No. 1-3880)


         * Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880)

         * Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880)

         * Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401)

         * Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880)

         * Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

         * Rights Agreement between National Fuel Gas Company and Marine Midland Bank dated June 13, 1996 (Exhibit 99.1, Form 8-K dated June 13, 1996 in File No. 1-3880)

   D.    *   Tax Allocation Agreement pursuant to Rule 45(c).  (Exhibit (D), designated as EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995)

   E.    *   (1)   Filing pursuant to Rule 48(b)  (Exhibit (E), Form U5S for
                   fiscal year ended September 30, 1991)

             (2)   Enerchange,   L.L.C.   Audited  Financial  Statements  as  of
                   December 31, 1995. Filed in paper only under cover of Form SE as prescribed by Rule 16(c).

   F.     Schedules of Supporting Items of this Report - None.

   G. Financial Data Schedules. (Designated as Exhibit EX-27 for EDGAR purposes.)

   H. Organization chart showing relationship to exempt wholesale generator. Designated as exhibit EX-99-7 for EDGAR purposes.


 *   Incorporated herein by reference as indicated.

EXHIBITS (Concluded)


   I. Fauji Kabirwala Power Company Limited, Accounts for the year ended June 30, 1996. Designated as exhibit EX-99-8 for EDGAR purposes.

                                S I G N A T U R E


         The undersigned System company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                        NATIONAL FUEL GAS COMPANY





                                        By: /s/ Joseph P. Pawlowski
                                           ------------------------------------
                                            Joseph P. Pawlowski, Treasurer
                                            and Principal Accounting Officer

Date:  February 18, 1997
     -------------------

                                  EXHIBIT INDEX
                                  -------------

EX99-9  Power International, s.r.o., Founding Notarial Deed, dated May 8, 1991.

EX99-10 Power International, s.r.o., Notarial Deed, dated December 2, 1993.

EX99-11 Power International, s.r.o., Notarial Deed, dated June 28, 1996.

EX99-12 Power International, s.r.o., Notarial Deed, dated November 27, 1996.

EX99-13 Power Development, s.r.o., Founding Notarial Deed, dated May 4, 1994.

EX99-14 Power Development, s.r.o., Notarial Deed, dated June 28, 1996.

EX99-15 Power Development, s.r.o., Notarial Deed, dated November 27, 1996.

EX99-16 Teplarna Kromeriz a.s., Statutes, dated June 1996.